NEWS FOR IMMEDIATE RELEASE
Tuesday, July 1, 2003                      For Further Information Contact:

                                           Paul M. Limbert
                                           President & CEO

                                                or

                                           Robert H. Young
                                           Executive VP & CFO

                                           (304) 234-9000
                                           NASDAQ Trading Symbol: WSBC
                                           Website: www.wesbanco.com


WesBanco, Inc. Redeems All Outstanding 8.50% Cumulative Trust Preferred
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Securities and Received $30 Million From Two Pooled Trust Preferred
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Transactions.
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WesBanco, Inc. (Nasdaq: WSBC), today announced that on June 30, 2003 it redeemed all of the 8.50% Junior Subordinated Deferrable Interest Debentures held by its trust subsidiary WesBanco Capital Trust I, by redeeming 1,265,000 shares of its outstanding 8.50% Cumulative Trust Preferred Securities (Nasdaq: WSBCP). The Trust Preferred Securities have been redeemed at a price of $10.00 per share plus accrued and unpaid interest. After June 30, 2003 holders of the Trust Preferred Securities will not have any further rights other than to receive $10.00 per share plus accrued interest through June 30, 2003, upon surrender of their Trust Preferred Securities to the Trustee.

WesBanco has created two new trusts, WesBanco, Inc. Capital Trust II and WesBanco, Inc. Capital Statutory Trust III for the purpose of issuing $30 million of Floating Rate Preferred Securities. These securities were included in two pooled trust preferred programs issued by Trapeza
Funding III LLC, and by FTN Financial Capital Markets/Keefe, Bruyette & Wood's during June 2003.

This restructuring will result in WesBanco achieving an average coupon on the new securities of approximately 5.66% by electing a fixed rate period for the first five years of the 30 year term securities. Thereafter they will float at a spread above three month LIBOR of approximately 312 basis points.

In connection with this issuance, WesBanco has taken a charge approximating $375,000 net of tax, or $0.02 per share in the second quarter representing unamortized issuance costs on WesBanco's 8.50% Cumulative Trust Preferred Securities.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 102 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

Forward-looking statements in this press release relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this press release should be read in conjunction with the company's most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board and Federal Deposit Insurance Corporation; potential legislative and Federal and State regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

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